Exhibit 99.1

Hansen Medical Announces Agreement in Principle to Settle Securities Class Action

MOUNTAIN VIEW, CA. – May 8, 2013 — Hansen Medical, Inc. (NASDAQ: HNSN), a global leader in intravascular robotics, today announced that the Company has reached an agreement in principle to settle the consolidated securities class-action lawsuit related to the restatement of Hansen Medical’s financial statements that was first announced in October 2009. Upon final court approval, all defendants, including Hansen Medical, will receive a full and complete release of all claims in the previously disclosed securities class action.

Under the terms of the proposed settlement, the plaintiffs will receive an aggregate of $8.5 million, $4 million of which will be funded in cash by Hansen Medical’s insurers and other sources. The Company will fund the remaining portion by issuing $4.25 million worth of its common stock, the number of shares to be determined based on the average closing price of the Company’s stock for the 10 trading days preceding final court approval of the settlement of the class action, and paying $250,000 in cash. The settlement agreement contains no admission of liability by Hansen Medical or any other defendant. The Company believes this settlement is in the best interest of Hansen Medical and its stakeholders, as it eliminates the uncertainties, burden and further expense associated with this litigation. The settlement is subject to the satisfaction of various conditions, including execution of final settlement documents and approval by the United States District Court for the Northern District of California, which the Company expects to receive within approximately six months.

Previously, in October 2011, the Company entered into a settlement with the United States Securities and Exchange Commission (SEC) that fully resolved the SEC investigation of Hansen Medical related to the issues surrounding the October 2009 financial restatements. The settlement with the SEC did not impose any monetary penalty or fine on the Company. In accepting that settlement, the SEC recognized the Company’s remedial actions, including the change of personnel since the events related to the restatement surfaced, and the substantial cooperation Hansen Medical provided in connection with the SEC investigation.

About Hansen Medical, Inc.

Hansen Medical, Inc., based in Mountain View, California, is the global leader in intravascular robotics, developing products and technology designed to enable the accurate positioning, manipulation and control of catheters and catheter-based technologies. The Company’s Magellan™ Robotic System, Magellan Robotic Catheter and related accessories, which are intended to facilitate navigation to anatomical targets in the peripheral vasculature and subsequently provide a conduit for manual placement of therapeutic devices, have undergone both CE marking and 510(k) clearance and are commercially available in the European Union, and the U.S. In the European Union, the Company’s Sensei® X Robotic Catheter System and Artisan Control Catheter are cleared for use during electrophysiology (EP) procedures, such as guiding catheters in the treatment of atrial fibrillation (AF), and the Lynx® Robotic Ablation Catheter is cleared for the treatment of AF. This robotic catheter system is compatible with fluoroscopy, ultrasound, 3D surface map and patient electrocardiogram data. In the U.S. the Company’s Sensei X Robotic Catheter System and Artisan Control Catheter were cleared by the U.S. Food and Drug Administration for manipulation and control of certain mapping catheters in EP procedures. In the United States, the Sensei System is not approved for use in guiding ablation procedures; this use remains experimental. The U.S. product labeling therefore provides that the safety and effectiveness of the Sensei X System and Artisan Control Catheter for use with cardiac ablation catheters in the treatment of cardiac arrhythmias, including AF, have not been established. Additional information can be found at www.hansenmedical.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, statements relating to goals, plans, objectives, milestones and future events. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “plan,” “expects,” “potential,” “believes,” “goal,” “estimate,” “anticipates,” and similar words. These statements are based on the current estimates and assumptions of our management as of the date of this press release and are subject to risks, uncertainties, changes in circumstances and other factors that may cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Examples of such statements include statements about the expectation that the class action will be resolved on the terms described. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, failure of the parties to execute final settlement agreements, or of the court to approve the settlement, delays in approval of the settlement, and other risks more fully described in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 18, 2013 and the risks discussed in our other reports filed with the SEC. Given these uncertainties, you should not place undue reliance on the forward-looking statements in this press release. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

Hansen Medical, Heart Design (Logo), Hansen Medical (with Heart Design), Sensei and Lynx are registered trademarks, and Magellan is a trademark of Hansen Medical, Inc. in the United States and other countries.

Investor Contacts:	FTI Consulting, Inc.
Peter J. Mariani	Brian Ritchie
Chief Financial Officer	212.850.5683
Hansen Medical, Inc.	brian.ritchie@fticonsulting.com
650.404.5800
John Capodanno
212.850.5705
John.capodanno@fticonsulting.com

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